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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 6, 2008
ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
APPROVAL OF PERFORMANCE GOALS AND RELATED MATTERS UNDER THE 2003 EQUITY INCENTIVE PLAN
PRINCIPAL STOCKHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MISCELLANEOUS
APPENDIX A
APPENDIX B

WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 6, 2008

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 6, 2008, at 9:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, for the following purposes:

•	to elect two directors to hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to approve performance goals and related matters under the 2003 Equity Incentive Plan;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 14, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed with this notice.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado
April 1, 2008

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 6, 2008. The proxy statement and annual report to stockholders are available at www.edocumentview.com/wll.mtg.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board of Directors, sign exactly as your name appears thereon and return immediately.

WHITING PETROLEUM CORPORATION
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 6, 2008

This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Whiting Petroleum Corporation beginning on or about April 1, 2008 in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Tuesday, May 6, 2008, at 9:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two nominees for election as directors referred to in this proxy statement, FOR the approval of performance goals and related matters under the 2003 Equity Incentive Plan, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of two directors, the approval of performance goals and related matters under the 2003 Equity Incentive Plan and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting.

Only holders of record of our common stock at the close of business on March 14, 2008 are entitled to vote at the Annual Meeting. On that date, 42,582,931 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees in this proxy statement. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

The following sets forth certain information, as of March 14, 2008, about the Board’s nominees for election at the Annual Meeting, a retiring director and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2008 Annual Meeting

Palmer L. Moe, 64, has served as a director of Whiting Petroleum Corporation since October 2004. He is Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe is an inactive certified public accountant and was a partner of Arthur Andersen & Co. in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation. He received his Bachelor’s Degree in accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

D. Sherwin Artus, 70, has been a director of Whiting Petroleum Corporation since 2006. Mr. Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer. Mr. Artus became Senior Vice President in January 2002 and retired from the Company on April 1, 2006. Prior to joining Whiting, he was employed by Shell Oil Company in various engineering and management positions. From 1974-1977, he was employed by Wainoco Oil and Gas Company as Production Manager. He was a co-founder and later became President of Solar Petroleum Corporation, an independent oil and gas producing company. He has been in the oil and natural gas business for 47 years. Mr. Artus holds a Bachelor’s Degree in Geologic Engineering and a Master’s Degree in Mining Engineering from the South Dakota School of Mines and Technology. He is a registered Professional Engineer in Colorado, Wyoming, Montana and North Dakota.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2011 Annual Meeting and urges each stockholder to vote FOR such nominees. Shares of common stock represented by executed but unmarked proxies will be voted FOR such nominees.

Directors Continuing in Office

Terms to expire at the 2009 Annual Meeting

Graydon D. Hubbard, 74, has served as a director of Whiting Petroleum Corporation since 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a company engaged in the business of designing, manufacturing and selling motion control products. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado.

James J. Volker, 61, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director of Whiting Oil and Gas Corporation in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering.

William N. Hahne, 56, has been a director since November 1, 2007. Mr. Hahne was Chief Operating Officer of Petrohawk Energy Corporation from July 2006 until October 2007. Mr. Hahne served at KCS Energy, Inc. as President, Chief Operating Officer and Director from April 2003 to July 2006, as Executive Vice President and Chief Operating Officer from March 2002 to April 2003 and in other management positions prior to that. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 34 years of extensive technical and management experience with independent oil and gas companies including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company

(LL&E) and Burlington Resources, Inc. Mr. Hahne was recommended to our Nominating and Governance Committee by our Chief Executive Officer and elected by our Board of Directors effective November 1, 2007.

Terms expiring at the 2010 Annual Meeting

Thomas L. Aller, 59, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller has served as Senior Vice President — Energy Delivery of Alliant Energy Corporation and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since 2003. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa.

Thomas P. Briggs, 59, has been a director of Whiting Petroleum Corporation since 2006. During the last five years, Mr. Briggs served as chief financial officer of Healthy Food Holdings, Inc., a holding and management company for branded food companies and of Horizon Organic, an organic foods company. Prior to that, he served as chief financial officer of a private, Denver-based food manufacturer and supplier. During the 1970s and 1980s he was a tax and M&A consultant to oil and gas exploration companies, and chief financial officer and senior officer in two Denver-based independent oil and gas companies. Mr. Briggs, an inactive certified public accountant, has 26 years of management experience as a chief financial officer in public and private companies primarily in the oil and gas and food industries, and also has 10 years of public accounting experience in two of the current four worldwide public accounting firms. He is a past director of the Independent Petroleum Association of the Mountain States (IPAMS). Mr. Briggs holds a Bachelor of Arts degree in accounting from Duke University and a Juris Doctorate degree from the Georgetown University Law Center. He is currently a board member and chairman of the audit committee of Corrpro Companies, a publicly-held engineering and construction services company headquartered in Cleveland.

Retiring Director

Kenneth R. Whiting, 80, has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in 1980. He was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception until 1993, when he was appointed Vice President of International Business for IES Diversified. From 1978 to late 1979, he served as President of Webb Resources, Inc. He has many years of experience in the oil and natural gas industry, including his position as Executive Vice President of Ladd Petroleum Corporation. He was a partner and associate with the Denver law firm of Holme Roberts & Owen. Mr. Whiting received his Bachelor’s Degree in business from the University of Colorado and his J.D. from the University of Denver. Mr. Whiting will be retiring upon the expiration of his current term at the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that are available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

Code of Business Conduct and Ethics

The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

Transactions with Related Persons

We had no transactions during 2007, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

Independence of Directors

Of the eight directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Briggs, Hahne, Hubbard, Moe and Whiting has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are attached as Appendix A to this proxy statement. In making its determination of independence, the Board found that each of Messrs. Aller, Briggs, Hahne, Hubbard, Moe and Whiting met these standards.

Board Committees

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Hubbard (Chairperson), Moe and Briggs, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Hubbard qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. The Audit Committee held four meetings in 2007.

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the chief executive officer) and directors and our executive officer and director compensation plans, policies and programs. The Compensation Committee is presently comprised of Messrs. Moe (Chairperson), Hubbard, Briggs and Aller, each of whom is an independent director under New York Stock Exchange listing standards, an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of

Rule 16b-3 under the Exchange Act. The Compensation Committee held five meetings in 2007. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Compensation Discussion and Analysis”.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporation governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. The Nominating and Governance Committee is presently comprised of Messrs. Whiting (Chairperson), Moe, Hahne, Briggs and Aller, each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held two meetings in 2007.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary not less than 60 days or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2007, Graydon D. Hubbard, Palmer L. Moe, Thomas L. Aller and Thomas P. Briggs served on the Compensation Committee of our Board. None of such persons has served as an employee or officer of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Presiding Director

A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The role of the presiding director rotates among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Communication with Directors

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

Meetings and Attendance

The Board held thirteen meetings in 2007. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2007 annual meeting of stockholders.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee historically granted restricted stock to our non-employee directors annually in conjunction with the grants of restricted stock to our officers and key employees at the February Board meeting. The 2008 (and future) grants to directors will be made on the first of the month following the annual stockholders meeting (June 1 in 2008) to align the grants with directors’ terms of office. Grants of shares of restricted stock vest one-third each year over three years and become fully vested upon a change in control of our company. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings and to attend continuing education seminars, conferences and classes. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. From January 1, 2007 through July 31, 2007, non-employee directors were compensated as follows:

		Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$36,000
Restricted Stock (shares)	1,800
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock (shares)		1,000	750	750
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,500	$1,500
Telephonic meetings of one hour or less	$750	$750	$750	$750

Effective August 1, 2007, non-employee director compensation was as follows:

		Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$42,000
Restricted Stock (shares)	2,150
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock (shares)		1,000	750	750
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,500	$1,500
Telephonic meetings of one hour or less	$750	$750	$750	$750

The following table reports compensation earned by or paid to our non-employee directors during 2007.

Director Compensation

			Non-Equity
	Fees Earned or	Stock	Incentive Plan	All Other
	Paid in Cash	Awards	Compensation	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)(4)	($)

Thomas L. Aller	73,500	84,368	—	—	157,868
D. Sherwin Artus	56,500	95,884	—	8,225	160,609
Thomas P. Briggs	83,250	65,633	—	8,225	156,108
Graydon D. Hubbard	93,000	116,134	—	8,225	217,359
Palmer L. Moe	96,000	106,253	—	—	202,253
Kenneth R. Whiting	71,500	106,847	—	8,225	185,978
William N. Hahne(5)	12,000	5,928	—	—	17,928

(1)	Mr. Volker, our President and Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. Volker as an employee is shown below under “Executive Compensation — Summary Compensation Table.”

(2)	Reflects the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R and consists of amounts for awards of restricted stock granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in note 6 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. In 2007, Messrs. Aller, Artus, Briggs, Hubbard, Moe, Whiting and Hahne were respectively awarded 2,690, 2,690, 2,690, 4,024, 3,690, 3,690 and 1,075 restricted shares of our common stock with a grant date fair value calculated in accordance with SFAS No. 123R of $117,765, $117,765, $117,765, $176,699, $161,945, $161,945 and $58,222, respectively. The aggregate number of unvested restricted stock awards outstanding at the end of 2007 for Messrs. Aller, Artus, Briggs, Hubbard, Moe, Whiting and Hahne were 4,905, 5,126 (5,047 of which were from grants prior to 2006 when Mr. Artus was an executive officer), 3,890, 4,315, 6,391, 5,890 and 1,075, respectively.

(3)	Messrs. Artus and Whiting receive payments under our Production Participation Plan not for director services but with respect to their vested plan interests relating to their prior employment with us from 1989 to 2006 and 1980 to 1993, respectively. In 2007, Messrs. Artus and Whiting were paid $515,381 and $41,467, respectively, under the Production Participation Plan.

(4)	From January 1, 2007 through July 31, 2007, we provided medical insurance coverage to directors and their spouses, at the election of each director. Messrs. Artus, Briggs, Hubbard and Whiting elected to receive such benefits during this time period in 2007 and the amounts listed are equal to the COBRA rates associated with this medical coverage which we believe is reflective of the value of the benefit received. Effective August 1, 2007, we made medical and dental coverage available to directors and their spouses, but directors who elected to receive such coverage were charged a premium that is equal to the COBRA rates associated with our insurance plan (as such, we consider the ability to participate in this coverage to be non-compensatory).

(5)	Mr. Hahne was appointed to serve as a director on November 1, 2007.

APPROVAL OF PERFORMANCE GOALS AND RELATED MATTERS UNDER
THE 2003 EQUITY INCENTIVE PLAN

Introduction

Since September 2003, we have had in effect our 2003 Equity Incentive Plan (the “Equity Plan”). The Equity Plan, as amended through October 23, 2007, is attached hereto as Appendix B. The Equity Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, annual incentive awards and long-term incentive awards. We are asking our stockholders to approve the following three items under the Equity Plan:

•	The performance goals under the Equity Plan described below under “Terms of Awards — Performance Goals.” Achievement of specified performance levels under some or all of these performance goals will be a condition to the vesting of restricted stock or restricted stock units and payment of performance shares, performance units and annual and long-term incentive awards under the Equity Plan in the future if such awards have performance conditions to vesting or payment.

•	The employees eligible to receive awards under the Equity Plan as described below under “Administration and Eligibility.”

•	The maximum amount of awards that may be granted to key employees during any calendar year under the Equity Plan as described below under “Terms of Awards.”

Stockholder approval of these items is required so that the compensation expense resulting from future awards the vesting or payment of which is conditioned on achievement of performance goals is not subject to the limitation on income tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m), we may not deduct compensation in excess of $1 million paid in a year to our Chief Executive Officer and our next three highest paid executive officers (other than our Chief Financial Officer) for that year unless the compensation is payable solely on account of the achievement of preestablished, objective performance goals. If our stockholders do not approve the three items described above, we will not be able to deduct compensation expense in excess of this limit resulting from the vesting of future grants of restricted stock or restricted stock units or the payment of performance shares, performance units or annual and long-term incentive awards with such performance conditions to vesting or payment. In such event, we will still be able to make awards under the Equity Plan that do not comply with Section 162(m) of the Code.

We are not asking our stockholders to approve an increase in the number of shares authorized under the Equity Plan or any other amendment to the Equity Plan.

Purpose

The purpose of the Equity Plan is to promote our best interests and the best interests of our stockholders by providing our key employees and non-employee directors with an opportunity to acquire a proprietary interest in our company, receive monetary payments based on the value of our shares or receive other incentive compensation. The Equity Plan is intended to promote continuity of management and to provide increased incentive and personal interest in the welfare of our company by those key employees who are primarily responsible for shaping and carrying out our long-range plans and securing our continued growth and financial success. In addition, by encouraging stock ownership by directors who are not our employees or employees of our affiliates, we seek to attract and retain on the Board persons of exceptional competence and to provide further incentive to serve as a director of our company.

Administration and Eligibility

The Equity Plan is required to be administered by a committee of the Board consisting of not less than two directors, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee has been designated as the current administrator of the Equity Plan, which we refer to in this section as the “Committee.” Among other functions, the Committee has the authority to select key employees and non-employee directors of our company and its affiliates to be participants under the Equity Plan; to determine the types of awards to be granted to participants and the number of shares covered by or the amount of cash to be earned pursuant to such awards; to set the terms and conditions of such awards; to determine whether, to what extent and when awards may be settled in cash or shares; to determine whether, to what extent and when cash, shares and other awards may be deferred; and to establish, amend or waive rules for the administration of the Equity Plan.

Any of our or our affiliates’ key employees, including executive officers or employee-directors, are eligible to be granted awards by the Committee under the Equity Plan. Key employees are defined as any of our or our affiliates’ officers or other key employees who are responsible for or contribute to the management, growth or profitability of our business or the business of our affiliates, as determined by the Committee. As of March 14, 2008, approximately 424 employees were eligible to participate in the Equity Plan. Our non-employee directors are also eligible to participate in the Equity Plan.

Awards Under the Equity Plan; Available Shares

The Equity Plan authorizes the Committee to grant to key employees:

•	stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Code or non-qualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares and performance units; and

•	annual incentive awards and long-term incentive awards.

The Committee may grant non-qualified stock options, restricted stock and restricted stock units to non-employee directors.

At the time of its adoption, the Equity Plan was allocated 2,000,000 shares of our common stock to be granted as awards under the Equity Plan. As of March 14, 2008, 519,647 shares have been granted and 1,480,353 shares remain to be granted. All of the shares granted under the Equity Plan have been in the form of restricted stock grants with three-year time vesting or three-year performance criteria vesting. If any shares subject to awards granted under the Equity Plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares or other consideration issuable or payable pursuant to the award, then such shares will be available for the granting of new awards under the Equity Plan. Any shares delivered pursuant to an award may be either authorized and unissued shares of common stock or treasury shares.

Terms of Awards

Performance Goals

The Committee may make any of the awards under the Equity Plan subject to achievement of performance goals and has the discretion to choose among the selected performance goals. Under the terms of the Equity Plan, the Committee may select from the following performance goals:

•	return on equity,

•	return on investment,

•	return on net assets,

•	return on revenues,

•	operating income,

•	performance value added,

•	pre-tax profits,

•	net income,

•	net earnings per share,

•	working capital as a percent of net sales,

•	net cash provided by operating activities,

•	market price per share of common stock,

•	total stockholder return,

•	cash flow or cash flow per share,

•	reserve value or reserve value per share,

•	net asset value or net asset value per share,

•	production volumes,

•	reserve addition, and

•	finding and development costs.

Options

The Committee may grant non-qualified stock options to non-employee directors and non-qualified stock options and incentive stock options to key employees, provided that no individual key employee may be granted, during any calendar year, options to purchase in excess of 300,000 shares of common stock under the Equity Plan (subject to adjustment as described below). The Committee will determine the exercise price per share of common stock subject to options granted under the Equity Plan, provided that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. The term of any option granted under the Equity Plan will be determined by the Committee, provided that the term of any option may not exceed ten years from the date of its grant. Options granted under the Equity Plan will become exercisable in the manner, at the times and in the amounts determined by the Committee. Participants may exercise options by payment in full of the exercise price, at the discretion of the Committee, in cash or by tendering shares of common stock or other consideration having a fair market value on the date of exercise equal to the option exercise price. All incentive stock options granted under the Equity Plan must comply with Section 422 of the Code.

Stock Appreciation Rights

The Committee may grant stock appreciation rights to key employees, provided that no individual key employee may be granted, during any calendar year, stock appreciation rights under the Equity Plan with respect to more than 300,000 shares of common stock (subject to adjustment as described below). A stock appreciation right granted under the Equity Plan will confer on the holder a right to receive, upon exercise of the stock appreciation right, the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the stock appreciation right as specified by the Committee. The grant price of a stock appreciation right under the Equity Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant. At the time of grant, the Committee will determine the grant price, term, methods of exercise, methods of settlement (including whether the holder of a stock appreciation right will be paid in cash, shares of common stock or other consideration), and any other terms and conditions of any stock appreciation right granted under the Equity Plan.

Restricted Stock

The Committee may grant shares of restricted stock to key employees and non-employee directors, provided that no key employee may be granted, during any calendar year, more than 150,000 shares of restricted stock (subject to adjustment as described below). Shares of restricted stock granted to key employees and non-employee directors under the Equity Plan will be subject to such restrictions as the Committee may impose, including any limitation on the right to vote the shares or receive dividends on the shares. The restrictions imposed on the shares may lapse separately or in combination at the times and in the amounts as the Committee determines. Except as otherwise determined by the Committee, upon termination of a key employee’s employment or a non-employee director’s service for any reason during the applicable restriction period, all shares of restricted stock still subject to restriction will be forfeited by the key employee or non-employee director.

Restricted Stock Units

The Committee may grant restricted stock units to key employees and non-employee directors, provided that no key employee, during any calendar year, may be granted more than 150,000 restricted stock units (subject to adjustment as described below). Restricted stock units granted to key employees and non-employee directors under the Equity Plan will be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at the times and in the amounts as the Committee determines. Except as otherwise determined by the Committee, upon termination of a key employee’s employment or a non-employee director’s service for any reason during the applicable restriction period, all unvested restricted stock units will be forfeited by the key employee or non-employee director.

Performance Shares and Performance Units

The Committee may grant performance shares and/or performance units to key employees, provided that no key employee may receive, during any calendar year, more than 150,000 performance shares, more than 150,000 performance units the value of which is based on the fair market value of a share of our common stock, or performance units the value of which is not based on the fair market value of a share of our common stock that would pay more than $1 million, under the Equity Plan (subject to adjustment as described below). The Committee will determine and/or select the applicable performance period, the performance goals (and the performance levels related to these goals) to be achieved during any performance period, the proportion of payments, if any, to be made for performance between the minimum and full performance level for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals, the restrictions applicable to shares of restricted stock or restricted stock units received upon payment of performance shares or performance units if payment is made in such manner, and any other terms, conditions and rights relating to the grant of performance shares or performance units.

Following completion of the applicable performance period, payment on performance shares and/or performance units granted to and earned by key employees will be made in shares of common stock (which,

at the discretion of the Committee, may be shares of restricted stock), cash or restricted stock units with an aggregate fair market value equal to the value of the earned performance shares and/or performance units at the close of the applicable performance period. Key employees will have no voting rights with respect to the performance shares or the shares underlying performance units held by them during the applicable performance period.

Annual and Long-Term Incentive Awards

The Committee may grant annual or long-term incentive awards to key employees, provided that no key employee may receive, during any calendar year, an annual incentive award that would pay more than $1,000,000 or a long-term incentive award that would pay more than $2,000,0000 under the Equity Plan. The Committee determines all terms and conditions of such awards, including the performance goals, performance period, potential amount payable and timing of payment; but the Committee must require that payment of at least a portion of the amount subject to the award is contingent on the achievement of one or more performance goals during a specified period and the performance period relate to a period of one fiscal year of our company (except where the award is made to a newly hired or promoted individual) for an annual incentive award and a period of more than one fiscal year of our company for a long-term incentive award. Annual and long-term incentive awards are payable in cash.

Adjustments

If (i) we are involved in a merger or other transaction in which shares of our common stock are changed or exchanged; (ii) we subdivide or combine the shares of our common stock or we declare a dividend payable in shares of our common stock, other securities or other property; (iii) we effect a cash dividend the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of our common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of our common stock, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving the shares of our common stock; or (iv) any other event occurs that, in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan, then the Committee will adjust as applicable (a) the number and type of shares of our common stock subject to the Equity Plan, and which may after the event be made the subject of awards; (b) the number and type of shares of our common stock subject to outstanding awards; (c) the grant, purchase, or exercise price with respect to any award; and (d) to the extent such discretion does not cause an award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the performance goals of an award.

If the Committee deems appropriate, it may provide for a cash payment to the holder of an outstanding award in exchange for cancellation of such award or in lieu of any or all of the foregoing adjustments; except that no adjustment will be made with respect to awards of incentive stock options to the extent that such adjustment would cause the Equity Plan to violate Section 422(b) of the Code; and the number of shares of common stock subject to any award payable or denominated in shares of our common stock will always be a whole number. In the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares of our common stock (including a reverse stock split), if no action is taken by the Committee, adjustments that are proportionate will automatically occur as of the date of the stock dividend or subdivision or combination.

Limits on Transferability

Except as otherwise provided by the Committee, no award granted under the Equity Plan (other than an award of restricted stock on which the restrictions have lapsed or an award of restricted stock units which have vested) may be assigned, sold, transferred or encumbered by any participant, otherwise than by will, by designation of a beneficiary, or by the laws of descent and distribution. Except as otherwise provided by the Committee, each award will be exercisable during the participant’s lifetime only by such participant or, if permissible under applicable law, by the participant’s guardian or legal representative.

Dividend Equivalents

In addition to awards granted under the Equity Plan, the Committee may grant dividend equivalents to key employees and non-employee directors, entitling the participants to receive cash equal to cash dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may only be granted in connection with an award granted to the key employee or non-employee director under the Equity Plan.

No Repricing of, or Granting of Discounted, Options or Stock Appreciation Rights

Except for certain adjustments discussed above or adjustments made with stockholder approval (provided such adjustments made with stockholder approval do not result in the exercise price of an option or the grant price of a stock appreciation right of less than 100% of the fair market value of a share of our common stock on the date of adjustment), the Committee does not have authority to effect repricing of options or stock appreciation rights granted under the Equity Plan or to modify options or stock appreciation rights or to enter into transactions that would be deemed to constitute a repricing of an option or stock appreciation right granted under the Equity Plan for accounting purposes or that would be deemed a grant of a discounted option or stock appreciation right within the meaning of Section 409A of the Code.

Amendment and Termination

Except as otherwise provided in the Equity Plan, the Board may amend, alter, suspend, discontinue, or terminate the Equity Plan. Stockholder approval of any amendment of the Equity Plan must be obtained if the amendment increases the number of shares of common stock with respect to which awards may be granted under the Equity Plan, expands the class of persons eligible to participate under the Equity Plan or otherwise increases in any material respect the benefits payable under the Equity Plan. Stockholder approval must also be obtained for an amendment if otherwise required by the Code or rules promulgated thereunder (in order to allow for incentive stock options to be granted under the Equity Plan), or the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which shares of common stock are then traded (in order to maintain the listing of shares of common stock thereon). Termination of the Equity Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the Equity Plan except as they may lapse or be terminated by their own terms and conditions.

The Committee may modify, amend or cancel any award, or waive any restrictions or conditions applicable to any award or the exercise of the award, under the Equity Plan, except that any modification or amendment that materially diminishes the rights of a participant and any cancellation of an award is effective only if agreed to by the participant or any other person with an interest in the award. The Committee need not, however, obtain consent for the adjustment or cancellation under the circumstances described in the preceding paragraph or for the modification of an award to the extent it deems necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the shares of our common stock are then traded, or to preserve favorable accounting or tax treatment of any award for our company. Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment must be made in a manner that will enable an award intended to be exempt from Section 409A of the Code to continue to be so exempt, or to enable an award intended to comply with Section 409A to continue to so comply.

Withholding

Not later than the date as of which tax withholding is first required with respect to any award under the Equity Plan, a key employee will be required to pay to the company, or make arrangements satisfactory to the company regarding the payment of, any federal, state, local or foreign taxes required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to awards under the Equity Plan may be settled with shares of common stock (other than shares of restricted stock), including shares that are part of, or are received upon exercise of, the award that gives rise to the withholding requirement. Our obligations under the Equity Plan are conditional on such payment or arrangements, and we and any affiliate will, to the extent permitted by law, have the right to deduct any taxes from any payment otherwise due to the key employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with shares of common stock.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the Equity Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Equity Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the Equity Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the Equity Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Equity Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the Equity Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Annual and Long-Term Incentive Awards

A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay to our Chief Executive Officer and our three other highest paid officers other than our Chief Financial Officer (determined as of the end of each year) to $1 million per year per individual. However, performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1 million limit. We are seeking stockholder approval of the performance goals, eligible individuals and maximum award amounts under the Equity Plan so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation. We reserve the right, however, to make awards that do not comply with Section 162(m) of the Code.

Code Section 409A

Awards under the Equity Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If such awards do not comply with the requirements of Section 409A, holders of the awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the Equity Plan and awards under the Equity Plan to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A. To the extent that we determine that any award granted under the Equity Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Equity Plan also incorporates the provisions of Section 409A by reference to the extent necessary for any award subject to Section 409A to comply with Section 409A. The Equity Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.

Other Considerations

Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

Future Plan Benefits

Our Compensation Committee annually determines the benefits or amounts that will be received by or allocated to key employees and periodically reviews the director compensation schedule to determine the benefits or amounts to be received by or allocated to our directors. Accordingly, such benefits and amounts in the future are not currently determinable.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which equity securities of Whiting Petroleum Corporation are authorized for issuance as of December 31, 2007.

Equity Compensation Plan Information

Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by security holders(1)	—	N/A	1,611,864	(2)
Equity compensation plans not approved by security holders	—	N/A	—

Total	—	N/A	1,611,864	(2)

(1)	Includes only the Whiting Petroleum Corporation 2003 Equity Incentive Plan.

(2)	Excludes 239,656 shares of restricted common stock previously issued for which the restrictions have not lapsed.

Stockholder Vote Required

The affirmative vote of a majority of the votes cast on the approval of performance goals and related matters under the 2003 Equity Incentive Plan is required for approval. Shares represented by proxies that reflect abstentions and shares referred to as “broker non-votes” will not be treated as “votes cast.”

The Board urges each shareholder to vote FOR the approval of performance goals and related matters under the 2003 Equity Incentive Plan.

PRINCIPAL STOCKHOLDERS

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
Name and Address of	Voting Power		Investment Power			Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class

Wellington Management Company, LLP	—	4,540,920	—	5,190,721	5,256,621	12.4%
75 State Street Boston, MA 02109
Neuberger Berman, Inc.	3,646,977	—	—	4,754,877	4,754,877	11.2%
605 Third Avenue New York, NY 10158
Dimensional Fund Advisors, LP	3,100,071	—	3,100,071	—	3,100,071	7.3%
1299 Ocean Avenue Santa Monica, CA 90401

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2008 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged as security any of the shares beneficially owned.

	Shares of		Percent of
	Common Stock		Common Stock
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned

James J. Volker	116,392	(1)	*
Thomas L. Aller	8,285		*
D. Sherwin Artus	34,215		*
Thomas P. Briggs	5,290	(2)	*
William N. Hahne	1,075		*
Graydon D. Hubbard	13,059		*
Palmer L. Moe	11,740		*
Kenneth R. Whiting	13,585		*
Michael J. Stevens	29,590	(1)	*
Mark R. Williams	29,725	(1)	*
James T. Brown	48,685	(1)	*
J. Douglas Lang	18,263	(1)	*
All directors, nominees and executive officers as a group (17 persons)	388,683	(1)	0.9%

*	Denotes less than 1%.

(1)	Amounts include 29,558 shares for Mr. Volker, 8,573 shares for each of Messrs. Stevens, Williams, Brown and Lang and 100,974 shares for our executive officers as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the Securities and Exchange Commission as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest.

(2)	Includes 500 shares held by Mr. Briggs’ spouse. Mr. Briggs disclaims beneficial ownership of those 500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We recognize the importance of maintaining sound principles for the development and administration of our compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase earnings and long-term value appreciation in our common stock.

In advancing these principles, the objectives of our compensation program, including compensation of our named executive officers, are to attract and retain highly qualified and experienced employees, motivate them to achieve and advance, and reward them for superior performance.

What Compensation Program Is Designed to Reward, Recognize and Encourage

Our compensation program provides rewards for individual performance, team achievements and corporate results. It also recognizes changes in our circumstances and individual responsibilities and it encourages an ownership mentality among our executives and other key employees.

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

The principal elements of compensation for our named executive officers, in order of their significance, are:

•	short-term and long-term performance incentives in the Production Participation Plan;

•	long-term performance incentives in the 2003 Equity Incentive Plan;

•	base salaries; and

•	retirement savings plan and other benefits.

Production Participation Plan

All employees, including our named executive officers, participate in our Production Participation Plan, which is the foundation for our executive compensation strategy. This is a relatively unique plan, which we chose because it incorporates performance-based characteristics of long-term profit-sharing and annual bonuses in one plan. The Production Participation Plan gives each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves. Production of those reserves provides shared benefits to stockholders and employees. Achieving the best economic results from acquisition, exploration, development, and production is a complimentary goal for both us and our employees.

Each year, our Compensation Committee allocates to the Production Participation Plan (but does not legally convey) an interest in net income (defined as gross revenues less taxes (other than income taxes), royalties and direct lease operating expenses) from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year. While employed, each employee is paid annually in cash his or her full interest in applicable current net income. The Production Participation Plan provides for continued post-employment participation through permanent vesting in the future net income of the Production Participation Plan at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 62 or upon death or disability, and full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. This provides important retention incentives to all employees and a long-term, career orientation. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to our company.

We have a Production Participation Plan Credit Service Agreement with our Chief Executive Officer, Mr. Volker, the purpose of which is to provide credit to him under the Production Participation Plan for services he rendered to us as a consultant from March 1993 to August 2000 as if he would have been a participant in the Production Participation Plan during which such time period. We entered into this arrangement with Mr. Volker to induce him to become an officer of our company. We also have a Production Participation Plan Supplemental Agreement with our Vice President, Reservoir Engineering/Acquisitions, Mr. Lang, the purpose of which is to provide him an annual cash payment in addition to his Production Participation Plan participant entitlement to ensure that he receives a total payment equal to the average of the Production Participation Plan payments to our Chief Financial Officer and Senior Vice President. We entered into this arrangement with Mr. Lang to retain his services as an officer of our company. The Production Participation Plan Supplemental Agreement also provides that upon a change in control of our company or a voluntary termination of the Production Participation Plan, we will make a cash payment to Mr. Lang to ensure that his distribution is equal to the average of the Production Participation Plan distributions to our

Chief Financial Officer and Senior Vice President. Both of these agreements were negotiated with Messrs. Volker and Lang at the time of their employment with us to give recognition to their prior experience in the oil and gas industry and to set their total compensation levels in line with their peers in our company. See note 2 to the Summary Compensation Table on page 26 and note 4 to the table captioned “Potential Production Participation Plan Value” on page 30.

Annual Production Participation Plan distributions will increase or decrease depending upon the quantities of oil and natural gas we produce, prices we realize and direct production costs we incur. As a result, these distributions are directly linked to our corporate operating performance.

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, stock options, and stock appreciation rights, we have avoided the complexities in other award forms and limited our awards to restricted stock. Our Compensation Committee formulates our restricted stock awards on an annual basis in conjunction with other compensation decisions at its regularly scheduled February meeting.

Through 2006, each of our grants of restricted stock vests to the recipient in equal annual installments over three years. Beginning in 2007, we made grants of restricted stock to our named executive officers that will vest based on achieving a performance objective. That objective is to increase the per share differential between the present value (using a 10% discount factor) of estimated future net revenues from our proven reserves and our long term debt at a compounded specified percentage increase over a three-year period.

Awards of restricted stock encourage our executive officers to have an ownership mentality and align their interests with stockholder interests by having a continuing stake in the success of our company and the long-term value appreciation in our common stock.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions to us. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. Although the Compensation Committee makes an annual determination as to the company matching contribution to the 401(k) plan, we have historically matched 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We limit the perquisites that we make available to our named executive officers, who are entitled to only a few negligible benefits that are not available to all our employees.

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our and individual circumstances. Awards to our executives under our Production Participation Plan and Equity Incentive Plan are performance driven. Compensation of executives in the same or similar positions in our peer group of companies is reviewed and considered by the Compensation Committee but not targeted.

We allocate a significant percentage of total compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation. For our named executive officers as a group, individual elements comprised the following percentages of 2007 total compensation: cash payments made under the Production Participation Plan were 53.3%, the value of restricted stock granted under the 2003 Equity Incentive Plan was 24.4%, base salaries were 21.2% and retirement savings plans and other benefits were 1.1% (all as reported on the Summary Compensation Table on page 26).

Production Participation Plan

Benefits received by our executive officers are derived during three important stages of the Production Participation Plan — award, vesting and annual payment — each with different factors ultimately driving amounts paid. Awards are made based on evaluations of company, team and individual performance. As previously discussed, annual awards time-vest over five years unless our executives reach age 62 at which time they become fully vested. Executives who resign or are terminated forfeit their unvested interests in the Production Participation Plan. Because each year adds future net income to the plan, Production Participation Plan benefits accumulate and payments received by executives during and after employment are significantly influenced by each executive’s length of service. In addition, because annual payments have a direct relationship to annual net income, the amounts are significantly influenced by oil and gas prices and the effectiveness with which we produce our oil and gas reserves.

Production Participation Plan awards in total and individual awards to our executives are at the discretion of our Compensation Committee. Historically, the annual Production Participation Plan award has ranged from a 2% to 5% interest in net income from oil and natural gas wells acquired or developed. For 2007, the Compensation Committee set the total Production Participation Plan award at 5% after consideration of the year’s drilling and property acquisition activity level compared to other plan years, of which 52% was allocated to our non-officer employees and 48% was allocated to our officer group (21.75% going to our named executive officers with 7.75% to Mr. Volker and 3.5% to each of the other named executive officers. As in prior years, the Compensation Committee established the 2007 total plan award percentage, as follows:

•	By first deriving a percentage relationship between (i) a profit-sharing amount, based on a percentage of our 2007 net income plus a sharing of net income over a threshold return on stockholders’ investment and (ii) the estimated present value of the future net revenues attributable to the properties comprising the 2007 award base, as described in further detail in note 1 to the 2007 Grants of Plan-Based Awards table on page 27.

•	The resulting percentage was then modified to incorporate the results of a review and evaluation of other performance criteria and other considerations, including the following:

•	Cost and reserve conversion effectiveness of our 2007 exploration and development program, including impacts on production trends and increases in proven developed reserves.

•	Lookback analyses of our prior acquisitions.

•	Our 2007 property acquisition program in relation to a volatile 2007 oil and gas pricing environment.

•	Total 2007 capital expenditures.

•	The execution of the executive team during 2007 on our strategy to develop our two major CO2 projects at Postle and N. Ward Estes.

•	The development of two high potential exploratory prospects during 2007 at Robinson Lake and Boise Ranch.

•	Comparison of our operating performance data with that of 15 other domestic exploration and production companies.

•	Prior year awards and their future payout implications.

•	Employee satisfaction survey.

In establishing the total award and the executive participation therein, as discussed below, the Compensation Committee has purposely avoided a formulaic approach in order to retain maximum flexibility and judgment as to what it considers appropriate in the circumstances.

Factors considered in establishing an aggregate 48% award allocation to our officer group (including the 21.75% to our named executive officers) included, in addition to those enumerated above, the following:

•	Prior year award allocations.

•	Increase in 2007 in the number of officers in our company and our operating subsidiary.

•	Annual performance evaluations, including self-reviews, of each officer.

•	Tally sheets summarizing all components of compensation for each officer by various measurements.

•	A philosophy of team sharing in the officer award.

•	Compensation provided to officers in similar positions by a peer group of other companies.

The Compensation Committee periodically reviews, for the total Production Participation Plan and for each named executive officer’s interest in the Production Participation Plan, the estimated present value of both vested and unvested benefits. In its review, the Compensation Committee also compares the increases in our long-term commitments under the Production Participation Plan with the growth in our stockholders’ equity and growth in our market capitalization (aggregate market value of our common stock). For the four years ended December 31, 2007, both benchmark measures have increased at a greater rate than the Production Participation Plan’s long-term commitments.

Restricted Stock Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and we have systematically increased the named executive officers’ ownership in our common stock. Our Compensation Committee makes grants of restricted stock each year at its February meeting. In 2007, Mr. Volker was awarded 17,778 shares of restricted stock, Messrs. Stevens, Williams, Brown and Lang each received 5,556 shares of restricted stock. The restricted stock will vest if we achieve, at each of the fiscal year ends preceding the first three anniversary dates of the grant, a specified increase (compounded annually) in the difference between (i) the per share amount of our after-tax PV10% value (calculated in accordance with Securities and Exchange Commission guidelines) of proved reserves and (ii) the per share amount of our consolidated long-term debt. If the specified increase threshold is met at any of such fiscal year ends, then more than one year can vest in a given year but not to exceed a maximum of one-third of the total shares granted for every year of service that has been completed. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. For awards of restricted stock made in 2007, the specified increase threshold was 9%.

In making the 2007 awards, the Compensation Committee considered, in addition to the performance and other factors discussed above:

•	The growth in per share stock price in 2006.

•	Prior year awards and their vesting results.

•	Equity-based awards of a peer group of other companies.

•	Total compensation for each employee compared to the same executive positions in a peer group of other companies.

Base Salaries

Our Compensation Committee considers executive officer base salary levels annually in February as part of our performance appraisal process and establishes new salary levels effective April 1 of each year. The Compensation Committee established the appropriate 2007 base salary for Mr. Volker and reviewed his recommendations for base salary levels of each other executive officer. Base salary increases, which averaged 11% for the named executive officers, were required to bring salaries to the appropriate level for 2007. In establishing or approving executive officer base salaries for 2007, the Compensation Committee considered, in addition to the performance and other factors discussed previously, the following:

•	The significant growth of our company in 2006 — 13.4% as measured by the increase in property and equipment, net of depletion, depreciation and amortization.

•	Individual responsibilities and performance, particularly in managing our assimilation of the properties we acquired in 2005.

•	Successful implementation of the change in emphasis to an exploration and development focus during a higher price environment not favorable to acquisition efforts.

•	The fierce competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in a peer group of other companies.

Chief Executive Officer Compensation Factors

Additional factors considered in establishing the Production Participation Plan allocation, Restricted Stock Awards and salary compensation to our Chief Executive Officer, Mr. Volker, in amounts greater than the other named executive officers included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

Mr. Volker is paid at a level of approximately two times the level of our other named executive officers. His higher levels of compensation in each of our elements of executive compensation reflect his higher levels of overall responsibility for the combined activities of our company compared to the other members of the executive team.

Role of Our Compensation Committee/Named Executive Officers

Our Compensation Committee, who has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. Subject to the approval of the Board, the Compensation Committee makes annual plan awards to our named executive officers.

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee believes available data is generally stale at the time it makes compensation decisions. For example, the 2007 Production Participation Plan award was made in January of 2008 when our preliminary 2007 operating results became available. Survey and peer company information was available only for 2006. Restricted stock awards and base salaries for 2007 were established in February of 2007 in conjunction with a quarterly Board meeting. At that time, survey and peer company information was available only for 2005.

When 2006 compensation data became available in 2007, the Compensation Committee reviewed comparisons of our 2006 executive compensation (by component and in total) with that of a peer group of thirteen companies and with industry compensation survey results. The companies that comprised our peer group were Bill Barrett Corporation, Cabot Oil and Gas Corporation, Cimarex Energy Co., Delta Petroleum Corp., Denbury Resources, Inc., Encore Acquisition Co., Forest Oil Corporation, Mariner Energy, Inc., Newfield Exploration Company, Petrohawk Energy Corporation, Plains Exploration & Production Company, Range Resources Corporation, and St. Mary Land & Exploration Company.

The Compensation Committee has concluded such comparisons are of limited usefulness, principally because of the uniqueness of our Production Participation Plan. However, based on such comparisons, the Compensation Committee believes that:

•	Our executive compensation is competitive.

•	Mr. Volker’s total compensation is at peer group medians and that total compensation for our other named executive officers is above survey and peer group medians.

•	Annual distributions from our Production Participation Plan provide incentive compensation that approximates bonuses or short-term incentive awards at survey and peer group medians for Mr. Volker and are above survey and peer group medians for our other named executive officers.

•	Our annual Production Participation Plan awards and restricted stock awards have provided long-term incentive compensation that is at survey and peer group medians for Mr. Volker and above survey and peer group medians for our other named executive officers.

•	Mr. Volker’s base salary approximates survey and peer group medians, and base salaries for our other named executive officers are at survey and peer group medians, which is consistent with our philosophy of maintaining compensation focus on the performance-based features of our Production Participation Plan and our Equity Incentive Plan.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•	Maintains a Compensation Committee comprised of independent directors who are seasoned executives having extensive experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards;

•	Independently performs analytical reviews of our annual performance and results focusing on profitability, quality of earnings, returns on capital and on stockholder’s equity, reserve replacement efficiency, and the elements that change the standardized measure of our proved reserves;

•	Annually participates in, subscribes to and reviews industry-wide compensation and benefits surveys such as Effective Compensation, Inc. to gauge the adequacy of our programs;

•	From time to time, directly engages an independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation;

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues;

•	Annually reviews the performance of our Chief Executive Officer, and determines his plan awards and base salary;

•	Annually reviews the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer and approves their plan awards and base salaries; and

•	Holds executive sessions (without management present) at every Compensation Committee meeting and communicates with each other informally between meetings.

Typically, our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our Chief Executive Officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

Termination and Change in Control Arrangements

We do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them. Furthermore, in the event of a change in control of our company:

•	Unvested interests in the Production Participation Plan automatically vest,

•	The Production Participation Plan terminates and all interests are liquidated in a lump sum distribution,

•	Unvested shares of restricted stock automatically vest, and

•	Unvested company matching contributions to the 401(k) Plan automatically vest.

These change in control benefits are included in the underlying plan and grant documents, and we believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Accounting and Tax Treatment of Compensation

We account for our restricted stock grants in accordance with the requirements of SFAS No. 123R which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid to each of the named executive officers to $1 million, subject to several exceptions. Although our Compensation Committee considers the impact of Section 162(m) when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs in order to retain and motivate superior executive talent. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Stockholders are being asked at the Annual meeting to approve performance goals and related matters under our 2003 Equity Incentive Plan that will enable compensation resulting from the vesting or payment of certain awards in the future, including restricted stock, that are subject to satisfaction of such goals to be deductible.

Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. During 2007, we amended our compensation plans and agreements to be compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K.

Palmer L. Moe, Chairperson
Graydon D. Hubbard
Thomas P. Briggs
Thomas L. Aller

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2006 and 2007 fiscal years by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose total cash compensation exceeded $100,000. The persons named in the table are sometimes referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

			Restricted	Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)(4)	($)

James J. Volker	2007	515,000	688,953	1,105,319	4,224	2,313,496
Chairman, President and Chief Executive Officer	2006	487,500	665,786	835,201	4,670	1,993,157
Michael J. Stevens	2007	232,500	215,779	518,844	15,998	983,121
Chief Financial Officer and Vice President	2006	205,000	205,238	447,324	16,964	874,526
Mark R. Williams	2007	201,250	208,023	670,377	16,473	1,096,123
Vice President, Exploration and Development	2006	190,000	189,265	559,377	16,820	955,462
James T. Brown(5)	2007	230,000	216,769	576,274	17,616	1,040,659
Senior Vice President	2006	185,000	212,693	503,008	16,772	917,473
J. Douglas Lang	2007	180,000	233,086	547,559	16,428	977,073
Vice President, Reservoir Engineering/Acquisitions	2006	146,250	223,510	475,166	16,401	861,327

(1)	Reflects the dollar amount we recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006 and 2007 in accordance with SFAS No. 123R and consists of amounts for awards of restricted stock granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in note 6 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. See “2007 Grants of Plan-Based Awards” Table and “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

(2)	Reflects the dollar amount we paid under our Production Participation Plan with respect to our net income from oil and natural gas wells during each of 2006 and 2007 attributable to all plan years in which each named executive officer has an allocated interest under the Production Participation Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan. For awards made with respect to the 2006 plan year only, Mr. Volker received $159,632 and Messrs. Stevens, Williams, Brown and Lang each received $72,092. For awards made with respect to the 2007 plan year only, Mr. Volker received $175,692 and Messrs. Stevens, Williams, Brown and Lang each received $79,345. Also reflects a payment in 2006 in the amount of $72,772 to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from March 1993 to August 2000, and a payment in the amount of $46,681 to Mr. Lang pursuant to his Production Participation Plan Supplemental Payment Agreement, which is equal to the difference between the average of the Production Participation Plan payments to our Chief Financial Officer and Senior Vice President and the Production Participation Plan payment to Mr. Lang. Also reflects a payment in 2007 in the amount of $137,980 to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, and a payment in the amount of $43,840 to Mr. Lang pursuant to his Production Participation Plan Supplemental Payment Agreement. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

(3)	Reflects long term disability, accidental death and dismemberment and life insurance premiums paid by us for Messrs. Volker, Stevens, Williams, Brown and Lang in the amounts of $4,670, $1,964, $1,820, $1,772 and $1,401, respectively, for 2006 and $4224, $498, $973, $2,116 and $928, respectively, for 2007. These amounts also include matching contributions by us under our 401(k) Employee Savings Plan to Messrs. Stevens, Williams, Brown and Lang in the amount of $15,500 each.

(4)	We limit the perquisites that we make available to our executive officers, who are entitled to few benefits that are not otherwise available to all our employees, and no such perquisites are included in this table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed $10,000.

(5)	Mr. Brown was promoted from Vice President, Operations to Senior Vice President on May 23, 2007.

Grants of Plan-Based Awards

The following table sets forth information concerning awards made during 2007 to our named executive officers under our Production Participation Plan and our 2003 Equity Incentive Plan.

		Estimated Future Payouts Under			Estimated Future Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Value of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)(1)	($)	(#)	(#)(2)	(#)	($)(3)

James J. Volker	—	—	1,000,249	—	—	—	—	—
	2/23/07	—	—	—	—	17,778	—	807,477
Michael J. Stevens	—	—	451,726	—	—	—	—	—
	2/23/07	—	—	—	—	5,556	—	252,354
Mark R. Williams	—	—	451,726	—	—	—	—	—
	2/23/07	—	—	—	—	5,556	—	252,354
James T. Brown	—	—	451,726	—	—	—	—	—
	2/23/07	—	—	—	—	5,556	—	252,354
J. Douglas Lang	—	—	451,726	—	—	—	—	—
	2/23/07	—	—	—	—	5,556	—	252,354

(1)	These amounts are estimates of the potential long term benefit of the 2007 plan year grant of an award under our Production Participation Plan to each of the named executive officers. We have estimated the net income stream from the proved developed oil and gas reserves attributable to the properties comprising the 2007 award based upon NYMEX forward strip pricing at year end 2007 (adjusted for area price differentials actually received), assuming that the officer remains employed for five years so that the 2007 grant fully vests and completing a present value calculation using a discount rate of 15%. The grant date indicated is January 14, 2008, which is the date our Compensation Committee determined the Production Participation Plan award for plan year 2007, although the amounts presented in this column are based upon reserve estimates as of the end of the plan year on December 31, 2007. These numbers are indicative based on the assumptions used in this calculation. The actual value may increase or decrease over time depending on prices realized and operating expenses incurred as well as on the quantities and rates of production from the underlying oil and gas reserves. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan.

(2)	These amounts are the number of restricted shares of our common stock granted to each of the named executive officers in 2007 under our 2003 Equity Incentive Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

(3)	Reflects the grant date fair value of the restricted stock award calculated in accordance with SFAS No. 123R. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Production Participation Plan

Each year, our Compensation Committee allocates to the Production Participation Plan on a discretionary basis (but does not legally convey) an interest in net income from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year and each employee is paid annually in cash his or her full allocated interest in such net income while employed. In addition to the annual payments, the Production Participation Plan provides the opportunity for continued post-employment participation because the awarded portion of the Production Participation Plan permanently vests to each employee at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 62 or upon death or disability. Full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. See “Potential Payments Upon Termination or Change in Control — Production Participation Plan” for a description of the terms of the Production Participation Plan triggered upon a termination of employment, death or disability or a termination of the Production Participation Plan or a change in control of our company. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to us.

Restricted Stock

All shares of restricted stock we have granted through December 31, 2006 under our 2003 Equity Incentive Plan vest in equal annual increments over three years from the date of grant. The shares of restricted stock granted in 2007 to the named executive officers (and other executive officers) will vest based on the company achieving, at each of the fiscal year ends preceding the first three anniversary dates of the grant, a 9% increase (compounded annually) in the difference between (i) the per share amount of the company’s after-tax PV10% value (calculated in accordance with Securities and Exchange Commission guidelines) of proved reserves and (ii) the per share amount of the company’s consolidated long-term debt. If the specified increase threshold is met at any of such fiscal year ends, then more than one year can vest in a given year but not to exceed a maximum of one-third of the total shares granted for every year of service that has been completed. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. Dividends are payable on shares of unvested restricted stock; however, we historically have not paid any dividends and do not anticipate paying any dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

Outstanding Equity Awards at 2007 Year-End

The following table sets forth information concerning unvested restricted stock awards held by for our named executive officers on December 31, 2007.

	Stock Awards
		Market	Equity Incentive	Equity Incentive
	Number of	Value of	Plan Awards:	Plan Awards:
	Shares of	Shares of	Number of	Market Value of
	Stock That	Stock That	Unearned Shares	Unearned Shares
	Have Not	Have Not	of Stock That	of Stock That
	Vested	Vested	Have Not Vested	Have Not Vested
Name	(#)(1)	($)(2)	(#)(3)	($)(2)

James J. Volker	16,653	960,212	17,778	1,025,079
Michael J. Stevens	5,269	303,811	5,556	320,359
Mark R. Williams	4,857	280,055	5,556	320,359
James T. Brown	5,269	303,811	5,556	320,359
J. Douglas Lang	5,269	303,811	5,556	320,359

(1)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2007 that have time-based vesting. These shares will vest on various dates as follows:

Name	2/23/08	2/24/08	2/23/09

James J. Volker	5,853	4,946	5,854
Michael J. Stevens	1,811	1,648	1,810
Mark R. Williams	1,811	1,236	1,810
James T. Brown	1,811	1,648	1,810
J. Douglas Lang	1,811	1,648	1,810

(2)	Reflects the value of unvested shares of restricted common stock held by our named executive officers as of December 31, 2007 measured by the closing market price of our common stock on December 31, 2007, which was $57.66 per share.

(3)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2007 that have performance-based vesting. These shares will vest on various dates as follows if the performance objectives are satisfied:

Name	2/23/08	2/23/09	2/23/10

James J. Volker	5,926	5,926	5,926
Michael J. Stevens	1,852	1,852	1,852
Mark R. Williams	1,852	1,852	1,852
James T. Brown	1,852	1,852	1,852
J. Douglas Lang	1,852	1,852	1,852

Stock Vested

The following table sets forth information concerning restricted stock awards vested during 2007 for our named executive officers.

	Stock Awards(1)
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	During 2007 (#)	During 2007 ($)

James J. Volker	21,099	$958,317
Michael J. Stevens	6,034	$274,064
Mark R. Williams	5,622	$255,351
James T. Brown	6,892	$313,035
J. Douglas Lang	6,126	$270,032

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2007 valued at the closing market price of our common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

Production Participation Plan

To quantify the potential long-term impact of the Production Participation Plan, the following table shows the estimated values for each of the named executive officers assuming (i) they each terminated their employment by resignation on December 31, 2007, (ii) their employment was terminated as a result of death or disability on December 31, 2007, and (iii) a voluntary termination of the Production Participation Plan by us or a change in control of our company occurred on December 31, 2007, in each case including the awards under the Production Participation Plan made in 2008 with respect to the 2007 plan year. Descriptions of the circumstances that would trigger payments and accelerated vesting under the Production Participation Plan, how such payments are determined under the circumstances and other material factors regarding these provisions, as well as the material assumptions that we have made in calculating these estimated values follow this table.

	Potential Production Participation Plan Value(1)
	Termination of	Termination of	Termination of
	Employment	Employment by	Plan or Change
	by Resignation	Death or Disability	in Control
Name	($)(2)	($)(3)	($)(4)

James J. Volker	2,935,143	5,163,145	6,775,599
Michael J. Stevens	1,547,820	2,682,262	3,410,467
Mark R. Williams	1,966,414	3,100,856	3,829,061
James T. Brown	1,796,877	2,931,320	3,659,525
J. Douglas Lang	1,672,349	2,806,791	3,534,996

(1)	In accordance with the terms of the Production Participation Plan, upon termination of the plan or a change in control of our company, the fair market value of vested interests is to be distributed and upon termination of employment by resignation, death or disability, there is no such distribution. For illustrative purposes, we are providing an estimated value for each of these termination and change in control events as if there were a distribution in every event. The determination of fair market value is to be made by us, using valuation reports, discount rates, and other factors then being used by us for the purchase of oil and gas properties from third parties. For purposes of this table, we have made the following assumptions: NYMEX forward strip pricing at year end 2007 (adjusted for area price differentials actually received), and present value of payment stream discounted at 15%. Assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. For termination of plan or change in control (see note 4 below), proved undeveloped reserves risked at 60% and proved developed non-producing and behind pipe reserves risked at 75%, 3.75% of which is deemed to be contributed to the plan (determined as the average of the three previous annual allocations to the plan by our Compensation Committee which is the minimum requirement of the Production Participation Plan). These estimates will likely vary based upon timing of applicable events, reserve declines, levels of production, prices realized or used in the calculations, costs incurred to achieve production and other changes in our assumptions.

(2)	Reflects the estimated fair market value of all vested interests as of the assumed employment termination date.

(3)	Reflects the estimated fair market value of all vested interests and accelerated unvested interests as of the assumed date of death or disability.

(4)	Reflects the estimated fair market value of all vested interests and accelerated unvested interests plus the allocated share in proved undeveloped reserves as of the assumed date the plan is terminated or change in control occurs. For Mr. Volker, this amount also includes $211,727 payable pursuant to his Production Participation Plan Credit Service Agreement and, for Mr. Lang, this amount also includes $202,830 payable pursuant to his Production Participation Plan Supplemental Payment Agreement. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

The Production Participation Plan provides that if a participant with less than one full year of employment with us terminates employment with us for any reason, then all rights of such employee under the Production Participation Plan will terminate. For a participant who has one or more full years of employment with us at the date of termination with us, the participant will be able to continue to participate in distributions with respect to interests that have vested. In addition, a participant will become fully vested in all interests upon reaching age 62. If a participant dies or becomes disabled during employment prior to becoming fully vested, such participant will become fully vested for purposes of future distributions. If a participant’s employment with us is terminated for cause, as determined by us, the participant will forfeit all rights to further distributions regardless of prior vesting.

The Production Participation Plan provides that upon a voluntary termination of it by us or a change in control of our company, the interests of all participants who are employees at such time will become 100% vested as to all plan years and partial plan years. In addition, all remaining oil and gas properties in the Production Participation Plan that are categorized as proved undeveloped reserves previously contributed to Production Participation Plan but not allocated to a particular plan year will be allocated to the partial plan year established as a result of such voluntary termination or change in control. “Change in control” is defined in the Production Participation Plan to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•	individuals who were directors as of February 23, 2006 and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on February 23, 2006 or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

Upon a voluntary termination of the Production Participation Plan by us or a change in control of our company, we will distribute the fair market value (determined in accordance with the Production Participation Plan) of all vested interests plus the allocated share in proved undeveloped reserves as of the date the plan is terminated or change in control occurs to participants in one lump sum twelve months after such a termination or within one month after such a change in control.

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. The value of the restricted stock that would have vested assuming a change in control of our company occurred on December 31, 2007 and our common stock was valued at the closing market price as of that date for each named executive officer is set forth in the “Market Value of Shares of Stock That Have Not Vested” and “Equity Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested” columns of the “Outstanding Equity Awards at 2007 Year-End Table” above. “Change in control” is defined in the Restricted Stock Agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 51% of the combined voting power of our outstanding voting securities;

•	one-third or more of the members of our Board who were directors on the grant date for the restricted stock, and any successor of those directors who is recommended by a majority of such directors, are not continuing directors;

•	our stockholders approve any consolidation or merger in which we would not be the surviving corporation or pursuant to which our common stock would be converted into cash, with certain exceptions, or any sale of substantially all of our assets; or

•	our stockholders approve any proposal for our liquidation or dissolution.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2008. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2008. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Shares of our common stock represented by executed but unmarked proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2007 and 2006 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2007	2006

Audit Fees	$892,000	$740,000
Audit-Related Fees(1)	216,567	20,390
Tax Fees(2)	49,883	50,416
All Other Fees	—	—

Total Fees	$1,158,450	$810,806

(1)	For 2007, audit of our 401(k) Plan and audits of certain oil and gas properties in anticipation of sale and for 2006, audit of our 401(k) Plan.

(2)	For 2007, tax services consisted of state property tax filings. For 2006, tax services consisted of state property and sales tax filings.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

AUDIT COMMITTEE REPORT

As members of the Audit Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Audit Committee charter. Regulatory requirements applicable to audit committees are extensive, and we have developed a task matrix to help assure compliance with the charter and related regulations and to control timing of our work. In addition, we monitor published information related to audit committee best practices.

We have completed all charter tasks scheduled to be performed in 2007 prior to year-end, and we have completed all charter tasks scheduled to be performed during the first quarter of 2008 prior to the end of the first quarter. Our work included, among other procedures, the following:

•	We pre-approved audit and permitted non-audit services of the Company’s independent auditors and we reviewed and discussed with them the scope of their audit.

•	We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent auditors provided us with the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2007, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•	We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

•	During the year, we monitored the Company’s progress in its assessment of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act. We reviewed and discussed with management and the independent auditors Management’s Annual Report on Internal Control Over Financial Reporting and the related audit report. No material weaknesses were identified or reported.

•	We reviewed and discussed with management and the independent auditors the Company’s 2007 quarterly financial statements and quarterly and year-end press releases.

•	We monitored the earnings guidance practices of a peer group of companies in the oil and natural gas exploration, exploitation and production business and reviewed the Company’s guidance during 2007 and its initial guidance for 2008.

•	We reviewed and discussed with the internal auditors their audit plan, their reports and their annual risk assessment review.

Graydon D. Hubbard, Chairperson
Palmer L. Moe
Thomas P. Briggs

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2007, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, except that each of Mr. Lang, a named executive officer, and Mr. Rick A. Ross, Vice President, Operations, filed one Form 4 regarding one transaction (payment of tax liability upon vesting of restricted stock by netting shares) late.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders intend to present at and have included in our proxy statement for the 2009 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be received at our offices by the close of business on December 2, 2008. In addition, a stockholder who otherwise intends to present business at the 2009 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not less than 60 days and not more than 90 days prior to the anniversary date of the 2008 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2009 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between February 5, 2009 and March 7, 2009, then the notice will be considered untimely and we will not be required to present such proposal at the 2009 annual meeting. If the Board chooses to present such proposal at the 2009 annual meeting, then the persons named in proxies solicited by the Board for the 2009 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock. We have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them $7,500 plus out-of-pocket expenses.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling or writing Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

April 1, 2008

APPENDIX A

The Board of Directors has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

1. A family member of the director is or was an employee (other than an executive officer) of the Company.

2. A director, or a family member of the director, has received less than $100,000 during each twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company). Compensation received by (a) a director for former service as an interim Chairperson, Chief Executive Officer or other executive officer of the Company or (b) a family member of the director for service as an employee of the Company (other than an executive officer) need not be considered.

3. A director or a family member of a director is or was affiliated with or employed by a firm that is the Company’s internal or external auditor, so long as (a) the director or the family member is not a current partner of a firm that is the Company’s internal or external auditor; (b) the director is not a current employee of such a firm; (c) the family member is not a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) the director or the family member, if he or she was within the past three years (but is no longer) a partner or employee of such a firm, did not personally work on the Company’s audit within that time.

4. A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. A director is a current employee of, or has any other relationship (including through a family member) with, another company (including any tax exempt organization), that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. This test applies solely to the financial relationship between the Company and the director’s (or family member’s) current employer. Former employment of the director or family member need not be considered.

6. A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s discretionary contributions in any of the last three fiscal years do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

7. In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

For relationships not covered by the guidelines above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in above.

A-1

APPENDIX B

WHITING PETROLEUM CORPORATION
2003 EQUITY INCENTIVE PLAN
(as amended through October 23, 2007)

1.	Purpose

The purpose of the Whiting Petroleum Corporation 2003 Equity Incentive Plan (the “Plan”) is to promote the best interests of Whiting Petroleum Corporation (together with any successor thereto, the “Company”) and its stockholders by providing key employees and non-employee directors of the Company and its Affiliates (as defined below) with an opportunity to acquire a proprietary interest in the Company, receive monetary payments based on the value of the Company’s shares, or receive other incentive compensation. It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company’s continued growth and financial success. In addition, by encouraging stock ownership by directors who are not employees of the Company or its Affiliates, the Company seeks to attract and retain on its Board of Directors persons of exceptional competence and to provide a further incentive to serve as a director of the Company.

2.	Definitions

As used in the Plan, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” shall mean any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Annual Incentive Award or Long-Term Incentive Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted under the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific provision of the Code shall also be deemed a reference to any successor provision thereto.

(f) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

(g) “Committee” shall mean a committee of the Board of Directors of the Company or a subcommittee thereof designated by such Board to administer the Plan and comprised solely of not less than two directors, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 and, to the extent deemed appropriate by the Committee, each of whom will be an “outside director” within the meaning of Section 162(m)(4)(C) of the Code; provided that the mere fact that the Committee shall fail to qualify under the foregoing requirements shall not invalidate any Award made by the Committee that is otherwise validly made under the Plan, unless the Committee is aware at the time of the Award’s grant of the Committee’s failure to so qualify.

(h) “Dividend Equivalent” shall mean a right, granted to a Participating Key Employee or a Non-Employee Director under the Plan, to receive cash equal to the cash dividends paid with respect to a specified number of Shares. Dividend Equivalents shall not be deemed to be Awards under the Plan.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(j) “Excluded Items” shall mean any items which the Committee determines shall be excluded in fixing Performance Goals, including, without limitation, any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes.

(k) “Fair Market Value” shall mean, with respect to a Share on a particular date: (i) the last sales price on such date on the New York Stock Exchange, as reported in The Wall Street Journal, or if no sales of Shares occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee. With respect to any property other than Shares, Fair Market Value shall mean the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(l) “Incentive Award” shall mean the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Annual Incentive Awards” as described in Section 6(f) of the Plan and “Long-Term Incentive Awards” as described in Section 6(g) of the Plan.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code.

(n) “Key Employee” shall mean any officer or other key employee of the Company or of any Affiliate who is responsible for or contributes to the management, growth or profitability of the business of the Company or any Affiliate as determined by the Committee.

(o) “Non-Employee Director” shall mean a director of the Company or any Affiliate who is not an employee of the Company or any Affiliate.

(p) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(q) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Participating Key Employee” shall mean a Key Employee designated to be granted an Award under the Plan.

(s) “Performance Goals” shall mean each of, or a combination of one or more of, the following (in all cases after excluding the impact of applicable Excluded Items):

(i) Return on equity;

(ii) Return on investment;

(iii) Return on net assets;

(iv) Return on revenues;

(v) Operating income;

(vi) Performance value added (as defined by the Committee at the time of selection);

(vii) Pre-tax profits;

(viii) Net income; (ix) Net earnings per Share;

(x) Working capital as a percent of net revenues;

(xi) Net cash provided by operating activities;

(xii) Market price per Share;

(xiii) Total stockholder return;

(xiv) Cash flow or cash flow per share;

(xv) Reserve value or reserve value per share;

(xvi) Net asset value or net asset value per share;

(xvii) Production volumes;

(xviii) Reserve addition; and

(xix) Finding and development costs.

measured in each case for the Performance Period (aa) for the Company on a consolidated basis, (bb) for any one or more Affiliates or divisions of the Company, where appropriate, and/or (cc) for any other business unit or units of the Company or any Affiliate, where appropriate, as defined by the Committee at the time of selection; provided that it shall only be appropriate to measure net earnings per Share and market price per Share on a consolidated basis.

(t) “Performance Period” shall mean, in relation to Performance Shares or Performance Units, any period for which a Performance Goal or Goals have been established; provided, however, that such period shall not be less than one year.

(u) “Performance Share” shall mean any right granted under Section 6(e) of the Plan that will be paid out in cash, as a Share (which, in specified circumstances, may be a Share of Restricted Stock) or as a Restricted Stock Unit, which right is contingent on the achievement of one or more Performance Goals during a specified Performance Period.

(v) “Performance Unit” shall mean any right granted under Section 6(e) of the Plan to receive a designated dollar value amount in cash, Shares (which, in specified circumstances, may be a designated dollar value amount of Shares of Restricted Stock) or Restricted Stock Units, which right is contingent on the achievement of one or more Performance Goals during a specified Performance Period.

(w) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(x) “Released Securities” shall mean Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed, or been waived.

(y) “Restricted Securities” shall mean Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

(z) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan or, in specified circumstances, a Share paid in connection with another Award, with such Share subject to risk of forfeiture and restrictions on transfer or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Key Employee or Non-Employee Director or the achievement of performance or other objectives, as determined by the Committee.

(aa) “Restricted Stock Unit” shall mean any right to receive Shares in the future granted under Section 6(d) of the Plan or paid in connection with another Award, with such right subject to risk of forfeiture and restrictions on transfer or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Key Employee or Non-Employee Director or the achievement of performance or other objectives, as determined by the Committee.

(bb) “Rule 16b-3” shall mean Rule 16b-3 as promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

(cc) “Shares” shall mean shares of common stock of the Company, $.001 par value, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

(dd) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

3.	Administration

The Plan shall be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee as specified in the Plan shall be exercised by a committee consisting of those members of the Board of Directors of the Company who qualify as “non-employee directors” under Rule 16b-3 and as “outside directors” under Section 162(m)(4)(C) of the Code. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company any or all of the authority and responsibility of the Committee with respect to the Plan, other than with respect to Persons who are subject to Section 16 of the Exchange Act. To the extent the Committee has so delegated to one or more executive officers the authority and responsibility of the Committee, all references to the Committee herein shall include such officer or officers.

Subject to the terms of the Plan and without limitation by reason of enumeration, the Committee shall have full discretionary power and authority to: (i) designate Participating Key Employees and select Non-Employee Directors to be participants under the Plan; (ii) determine the type or types of Awards to be granted to each Participating Key Employee and Non-Employee Director under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with), or the amount of cash to be earned pursuant to, Awards granted to Participating Key Employees or Non-Employee Directors; (iv) determine the terms and conditions of any Award granted to a Participating Key Employee or Non-Employee Director; (v) determine whether, to what extent, and under what circumstances Awards granted to Participating Key Employees or Non-Employee Directors may be settled or exercised in cash, Shares, other securities, other Awards, or other property, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other Awards, and other amounts payable with respect to an Award granted to Participating Key Employees of Non-Employee Directors under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participating Key Employee, any Non-Employee Director, any holder or beneficiary of any Award, any stockholder, and any employee of the Company or of any Affiliate.

4.	Shares Available for Award

(a) Shares Available.  Subject to adjustment as provided in Section 4(b):

(i) Number of Shares Available.  The number of Shares with respect to which Awards may be granted under the Plan shall be 2,000,000 Shares, all of which may be issued pursuant to the exercise of Incentive Stock Options. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an Award otherwise terminates, expires or is cancelled prior to the delivery of all of the Shares or of other consideration issuable or payable pursuant to such Award, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan.

(ii) Limitations on Awards to Individual Participants.  No Participating Key Employee shall be granted, during any calendar year, Options for more than 300,000 Shares, Stock Appreciation Rights with respect to more than 300,000 Shares, more than 150,000 Shares of Restricted Stock, more than 150,000 Restricted Stock Units, more than 150,000 Performance Shares, more than 150,000 Performance Units the value of which is based on the Fair Market Value of a Share, Performance Units the value of which is not based on the Fair Market Value of a Share that would pay more than $1,000,000, an Annual Incentive Award that would pay more than $1,000,000, or a Long-Term Incentive Award that would pay more than $2,000,000 under the Plan. In all cases, determinations under this Section 4(a)(ii) shall be made in a manner that is consistent with the exemption for performance-based compensation provided by Section 162(m) of the Code and any regulations promulgated thereunder.

(iii) Accounting for Awards.  The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.

(iv) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(b) Adjustments.  If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 4(a)(i) and (ii), and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award; or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in exchange for cancellation of such Award or in lieu of any or all of the foregoing adjustments; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b) of the Code; and provided further that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

5.	Eligibility

The Committee may designate any Key Employee as a Participating Key Employee. All Non-Employee Directors shall be eligible to receive, at the discretion of the Committee, Awards of Non-Qualified Stock Options pursuant to Section 6(a), Restricted Stock pursuant to Section 6(c) and Restricted Stock Units pursuant to Section 6(d).

6.	Awards

(a) Option Awards.  The Committee may grant Options to Key Employees and Non-Employee Directors with the terms and conditions as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(i) Type of Option.  The Committee shall determine whether an Option granted to a Participating Key Employee is to be an Incentive Stock Option or Non-Qualified Stock Option; provided, however, that Incentive Stock Options may be granted only to Key Employees of the Company, a parent corporation (within the meaning of Code Section 424(e)) or a subsidiary corporation (within the meaning of Code Section 424(f)). All Options granted to Non-Employee Directors shall be Non-Qualified Stock Options.

(ii) Exercise Price.  The exercise price per Share of an Option granted pursuant to this Section 6(a) shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(iii) Option Term.  The term of each Option shall be fixed by the Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant.

(iv) Exercisability and Method of Exercise.  An Option shall become exercisable in such manner and within such period or periods and in such installments or otherwise as shall be determined by the Committee; provided, however, that no Option may vest and become exercisable within a period that is less than one year from the date of grant of such Option (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participating Key Employee’s or Non-Employee Director’s death, disability, retirement or involuntary termination or in the event of a change in control of the Company (as defined by the Committee)). The Committee also shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to any Option may be made or deemed to have been made.

(v) Incentive Stock Options.  The terms of any Incentive Stock Option granted to a Key Employee under the Plan shall comply in all respects with the provisions of Section 422 of the Code and any regulations promulgated thereunder. Notwithstanding any provision in the Plan to the contrary, no Incentive Stock Option may be granted hereunder after the tenth anniversary of the adoption of the Plan by the Board of Directors.

(b) Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to Key Employees. Non-Employee Directors are not eligible to be granted Stock Appreciation Rights under the Plan. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participating Key Employee will be paid in cash, Shares, other securities, other Awards, or other property, or any combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock Awards.

(i) Issuance.  The Committee may grant Awards of Restricted Stock to Key Employees and Non-Employee Directors

(ii) Restrictions.  Shares of Restricted Stock granted to Participating Key Employees and Non-Employee Directors shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(iii) Registration.  Any Restricted Stock granted under the Plan to a Participating Key Employee or Non-Employee Director may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Participating Key Employee or Non-Employee Director, such certificate shall be registered in the name of the Participating Key Employee or Non-Employee Director and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv) Payment of Restricted Stock.  At the end of the applicable restriction period relating to Restricted Stock granted to a Participating Key Employee or Non-Employee Director, one or more stock certificates for the appropriate number of Shares, free of restrictions imposed under the Plan, shall be delivered to the Participating Key Employee or Non-Employee Director, or, if the Participating Key Employee or Non-Employee Director received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

(v) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participating Key Employee or service as a director of a Non-Employee Director (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participating Key Employee or Non-Employee Director; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock held by a Participating Key Employee or Non-Employee Director.

(d) Restricted Stock Units.

(i) Issuance.  The Committee may grant Awards of Restricted Stock Units to Key Employees or Non-Employee Directors.

(ii) Restrictions.  Restricted Stock Units granted to Participating Key Employees or Non-Employee Directors shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(iii) Payment of Shares.  At the end of the applicable restriction period relating to Restricted Stock Units granted to a Participating Key Employee or Non-Employee Director, one or more stock certificates for the number of Shares equal to the corresponding number of Restricted Stock Units, free of restrictions imposed under the Plan, shall be delivered to the Participating Key Employee or Non-Employee Director.

(iv) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participating Key Employee or service as a director of a Non-Employee Director (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all unvested Restricted Stock Units shall be forfeited by the Participating Key Employee or Non-Employee Director; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Stock Units held by a Participating Key Employee or Non-Employee Director.

(e) Performance Shares and Performance Units.

(i) Issuance.  The Committee may grant Awards of Performance Shares and/or Performance Units to Key Employees. Non-Employee Directors are not eligible to be granted Performance Shares or Performance Units under the Plan.

(ii) Performance Goals and Other Terms.  The Committee shall determine the Performance Period, the Performance Goal or Goals (and the performance level or levels related thereto) to be achieved during any Performance Period, the proportion of payments, if any, to be made for performance between the minimum and full performance levels for any Performance Goal and, if applicable, the relative percentage weighting given to each of the selected Performance Goals. The Committee shall also determine the restrictions applicable to Shares of Restricted Stock or Restricted Stock Units received upon payment of Performance

Shares or Performance Units if Performance Shares or Performance Units are paid in such manner, and any other terms, conditions and rights relating to a grant of Performance Shares or Performance Units. The Committee shall have sole discretion to choose among the selected Performance Goals set forth in Section 2(q). Subject to stockholder approval to the extent required to qualify the Award for the performance-based exemption provided by Section 162(m) of the Code, the Committee shall have sole discretion to choose Performance Goals in addition to those set forth in Section 2(q). Notwithstanding the foregoing, in the event the Committee determines it is advisable to grant Performance Shares or Performance Units which do not qualify for the performance-based exemption under Section 162(m) of the Code, the Committee may make such grants without satisfying the requirements thereof.

(iii) No Voting Rights.  Participating Key Employees shall have no voting rights with respect to Performance Shares or Shares underlying Performance Units held by them during the applicable Performance Period.

(iv) Payment.  As soon as is reasonably practicable following the end of the applicable Performance Period, and subject to the Committee certifying in writing as to the satisfaction of the requisite Performance Goal or Goals if such certification is required in order to qualify the Award for the performance-based exemption provided by Section 162(m) of the Code, payment of earned Performance Shares and/or Performance Units shall be made. The Committee, in its sole discretion, may pay earned Performance Shares and Performance Units in the form of cash, Shares (which may be Shares of Restricted Stock), Restricted Stock Units or a combination of cash, Shares (which may be Shares of Restricted Stock) and/or Restricted Stock Units, which have an aggregate Fair Market Value equal to the value of the earned Performance Shares and Shares underlying earned Performance Units at the close of the applicable Performance Period. Any Shares of Restricted Stock payable in connection with Performance Shares or Performance Units shall, pending the expiration, lapse, or waiver of the applicable restrictions, be evidenced in the manner as set forth in Section 6(c)(iii) hereof.

(f) Annual Incentive Awards.  Subject to the terms of this Plan, the Committee may grant Annual Incentive Awards to Key Employees. Non-Employee Directors are not eligible to be granted Annual Incentive Awards. The Committee shall determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (i) the Committee must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, disability or retirement, or such other circumstances as the Committee may specify; and (ii) the performance period must relate to a period of one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or an Affiliate or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year.

(g) Long-Term Incentive Awards.  Subject to the terms of this Plan, the Committee may grant Long-Term Incentive Awards to Key Employees. Non-Employee Directors are not eligible to be granted Long-Term Incentive Awards. The Committee shall determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (i) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, disability or retirement, or such other circumstances as the Committee may specify; and (ii) the performance period must relate to a period of more than one fiscal year of the Company.

(h) General.

(i) No Consideration for Awards.  Awards shall be granted to Participating Key Employees and Non-Employee Directors for no cash consideration unless otherwise determined by the Committee.

(ii) Award Agreements.  Each Award granted under the Plan shall be evidenced by an Award Agreement in such form (consistent with the terms of the Plan) as shall have been approved by the Committee.

(iii) Awards May Be Granted Separately or Together.  Awards to Participating Key Employees under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iv) Forms of Payment Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award to a Participating Key Employee or Non-Employee Director may be made in such form or forms as the Committee shall determine, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of interest on installment or deferred payments.

(v) Limits on Transfer of Awards.  Except as otherwise provided by the Committee, no Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participating Key Employee or Non-Employee Director otherwise than by will or by the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that a Participating Key Employee or Non-Employee Director at the discretion of the Committee may be entitled, in the manner established by the Committee, to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participating Key Employee or Non-Employee Director, as the case may be. Each Award, and each right under any Award, shall be exercisable, during the lifetime of the Participating Key Employee or Non-Employee Director, only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative. Except as otherwise provided by the Committee, no Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Term of Awards.  Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(vii) Share Certificates; Representation.  In addition to the restrictions imposed pursuant to Section 6(c) and Section 6(e) hereof, all certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Commission, any stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participating Key Employee, Non-Employee Director or other Person who acquires Shares under the Plan by means of an Award originally made to a Participating Key Employee or Non-Employee Director to represent to the Company in writing that such Participating Key Employee, Non-Employee Director or other Person is acquiring the Shares without a view to the distribution thereof.

(i) Dividend Equivalents.  In addition to Awards granted under the Plan, the Committee may grant Dividend Equivalents to Participating Key Employees and Non-Employee Directors, entitling the Participating Key Employees and Non-Employee Directors to receive cash equal to cash dividends paid with respect to a specified number of Shares. Dividend Equivalents may only be granted in connection with an Award granted to the Participating Key Employee or Non-Employee Director under the Plan. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in such investment vehicles as determined by the Committee, subject to such restrictions and risks of forfeiture as the Committee may impose.

(j) No Repricing of Options of Stock Appreciation Rights.  Except adjustments made pursuant to Section 4(b), or adjustments made with prior approval of the Company’s stockholders (provided such adjustment as approved by stockholders does not result in the exercise price of an Option or the grant price of a Stock Appreciation Right of less than 100% of the Fair Market Value of a Share on the date of adjustment), the Committee shall not have the authority to effect (i) the repricing of any outstanding Options or Stock Appreciation Rights under the Plan or (ii) the modification of an Option or Stock Appreciation Right or entering into a transaction or series of transactions which modification or transaction(s) would be deemed to constitute a repricing of an Option or Stock Appreciation Right pursuant to Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, March 2000, as amended or supplemented from time to time or that would be deemed the grant of a discounted Option or Stock Appreciation Right within the meaning of Code Section 409A. The provisions of this Section 6(j) cannot be amended unless the amendment is approved by the Company’s stockholders.

7.	Amendment and Termination of the Plan; Correction of Defects and Omissions

(a) Amendments to and Termination of the Plan.  Except as otherwise provided herein, the Board of Directors of the Company may at any time amend, alter, suspend, discontinue, or terminate the Plan; provided, however, that stockholder approval of any amendment of the Plan shall also be obtained (i) if such amendment (A) increases the number of Shares with respect to which Awards may be granted under the Plan (other than increases related to adjustments made as provided in Section 4(b) hereof), (B) expands the class of persons eligible to participate under the Plan or (C) otherwise increases in any material respect the benefits payable under the Plan; or (ii) if otherwise required by (A) the Code or any rules promulgated thereunder (in order to allow for Incentive Stock Options to be granted under the Plan), or (B) the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which the Shares are then traded (in order to maintain the listing of the Shares thereon). Termination of the Plan shall not affect the rights of Participating Key Employees or Non-Employee Directors with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions. Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 7 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination.

(b) Amendment, Modification or Cancellation of Awards.  Subject to the requirements of this Plan, the Committee may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any modification or amendment that materially diminishes the rights of the Participant, or any cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Committee need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 4(b) or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company. Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(d) Code Section 409A.  The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

8.	General Provisions.

(a) No Rights to Awards.  No Key Employee, Participating Key Employee, Non-Employee Director or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Participating Key Employees, Non-Employee Directors or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participating Key Employee or Non-Employee Director.

(b) Withholding.  No later than the date as of which tax withholding is first required with respect to any Award under the Plan, the Participating Key Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to Awards to Participating Key Employees under the Plan may be settled with Shares (other than Restricted Securities), including Shares that are part of, or are received upon exercise of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participating Key Employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares, including, without limitation, the establishment of such procedures as may be necessary to satisfy the requirements of Rule 16b-3.

(c) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Rights and Status of Recipients of Awards.  The grant of an Award shall not be construed as giving a Participating Key Employee the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participating Key Employee from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. The grant of an Award to a Non-Employee Director pursuant to Section 6(a) of the Plan shall confer no right on such Non-Employee Director to continue as a director of the Company or any Affiliate. Except for rights accorded under the Plan and under any applicable Award Agreement, Participating Key Employees and Non-Employee Directors shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

(e) No Compensation for Benefit Plans.  No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company or any Affiliate for the benefit of its employees or directors unless the Company or appropriate Affiliate shall determine otherwise.

(f) Approval of Material Terms of Performance Goals.  Notwithstanding anything herein to the contrary, if so determined by the Board of Directors, the Plan provisions specifying the material terms of the Plan’s performance goals (within the meaning of Code Section 162(m)) shall be submitted to the stockholders of the Company for re-approval no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved such Plan provisions.

(g) Unfunded Status of the Plan.  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participating Key Employee, Non-Employee Director or other Person. To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of a general unsecured creditor of the Company.

(h) Governing Law; Limitations on Actions.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Delaware, without reference to conflict of law principles thereof, and applicable federal law. Any action or other legal proceeding with respect to the Plan or any Award may be brought only within the period ending on the earlier of (i) one year after the date the claimant in such action or proceeding knows or with the exercise of reasonable care should have known of the facts giving rise to the claim, or (ii) the expiration of the applicable statute of limitations period under applicable law. Exclusive jurisdiction over any such actions or legal proceedings shall reside in the courts of the State of Colorado and the United States District Court located in Denver, Colorado.

(i) Severability.  If any provision of the Plan or any Award Agreement or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan, any Award Agreement or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Award Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan, any such Award Agreement and any such Award shall remain in full force and effect.

(j) No Fractional Shares.  No fractional Shares or other securities shall be issued or delivered pursuant to the Plan, any Award Agreement or any Award, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

9.	Effective Date of the Plan

The Plan shall be effective on the day immediately following its approval by the sole stockholder of the Company provided that such approval is obtained within twelve months following the date of adoption of the Plan by the Board of Directors of the Company.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Palmer L. Moe*	☐	☐	02 - D. Sherwin Artus*	☐	☐

* for terms expiring at the 2011 Annual Meeting and until their successors are duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain

2.	APPROVAL OF PERFORMANCE GOALS AND RELATED MATTERS UNDER THE 2003 EQUITY INCENTIVE PLAN.	☐	☐	☐	3.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
■    +

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Whiting Petroleum Corporation

2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 6, 2008, at 9:00 A.M., local time, at the John D. Hershner Room in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 14, 2008 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed, FOR the approval of performance goals and related matters under the 2003 Equity Incentive Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.